September 30, 2013

Re:	Opinion of Counsel
Registration Statement on Form N-4 under the Securities Act of 1933 and Investment
Company Act of 1940
Variable Annuity-2 Series Account, File No. 333-189440

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the above-referenced registration statement (the “Registration Statement”) of Variable Annuity-2 Series Account (the “Account”), a separate account of Great-West Life & Annuity Insurance Company of New York, a New York corporation (the “Company”), with respect to the proposed sale of an indefinite number of individual flexible premium variable annuity contracts (the “Contracts”) known as Great-West Smart Track® II Variable Annuity described in the prospectus (the “Prospectus”) contained in the Registration Statement.

I am the Chief Compliance Officer and Chief Legal Counsel, Financial Services, of the Company. In so acting, I have made such examination of the law, records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examination, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on the foregoing, I am of the opinion that:

1.        The Company is a corporation in good standing, duly organized and validly existing under the laws of the State of New York, and subject to regulation by the New York Department of Financial Services.

2.        The Account is a separate account validly established and maintained by the Company in accordance with the provisions of New York insurance law.

3.        All of the prescribed corporate procedures for the issuance of the Contracts have been followed, and when the Contracts are issued and sold in accordance with the Prospectus contained in this Registration Statement (or as amended further to comply with the requirements of the Securities and Exchange Commission), all applicable state laws will have been complied with.

4.        When issued and sold as described in the Prospectus, the Contracts will be legally issued, fully paid and non-assessable, and represent binding obligations of the Company in accordance with their terms.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

8515 EAST ORCHARD ROAD • GREENWOOD VILLAGE, CO 80111 • (303) 737-3000

I consent to the use of this opinion or a copy thereof as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Beverly A. Byrne

Beverly A. Byrne

Chief Compliance Officer and Chief Legal Counsel, Financial Services

Great-West Life & Annuity Insurance Company of New York

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

8515 EAST ORCHARD ROAD • GREENWOOD VILLAGE, CO 80111 • (303) 737-3000